Exhibit 99

A. T. CROSS Co.	News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS SECOND QUARTER RESULTS

•	EPS increased 17% from $0.24 in 2011 to $0.28 in 2012
•	Sales increased 2.2% to $48.8 million
•	Operating income increased 14.9%
•	Net cash grew $12.3 million
•	Company repurchased $1.5 million of its common stock during the six months ended June 30, 2012
•	Company reiterates 2012 EPS guidance of $0.70 to $0.75 per share

Lincoln, RI – July 25, 2012 – A.T. Cross Company (NASDAQ: ATX) today announced financial results for the second quarter ended June 30, 2012.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, “A.T. Cross delivered a good second quarter performance.  Our business grew 2% and our net income improved 16% as we continued to generate operating leverage from increased sales.  For the first six months of 2012, sales increased 4%; operating earnings increased 15% and net cash when compared to the second quarter of 2011 increased by over $12 million.  I view this performance as a fine start to the year in light of all that is going on with the world economies, particularly Europe.”

Second Quarter 2012 Results
Consolidated sales for the second quarter of 2012 increased by 2.2% to $48.8 million compared to $47.8 million in the second quarter of 2011.  The Cross Optical Group (COG) reported second quarter sales of $27.5 million, an 11.2% increase compared to last year.  The Cross Accessory Division (CAD) recorded sales of $21.3 million, a 7.5% decrease, compared to $23.0 million last year.

Gross margin in the quarter was 57.0%, compared to last year’s second quarter gross margin of 57.4%.

Operating income in the quarter increased 14.9% to $5.6 million as compared to $4.9 million in the second quarter of last year.

Net income for the second quarter was $3.7 million, or $0.28 per diluted share, compared to $3.2 million, or $0.24 per diluted share, last year.

Year-To-Date 2012 Results
Consolidated sales for the first six months of 2012 increased by 3.7% to $90.8 million compared to $87.6 million for the same period of 2011.  CAD recorded sales of $43.3 million, 5.7% lower as compared to last year while COG’s sales grew 14.0% to $47.5 million from 2011’s $41.7 million.

Gross margin for the six months of 2012 was 56.6% or 120 basis points below the 2011 six month period.
Year-to-date operating income was $8.0 million or 15.2% higher than the 2011 operating income of $6.9 million.

Mr. Whalen continued, “A.T. Cross delivered a solid first half of the year.  The Cross Optical Group generated a 17.5% profit increase on a 14.0% sales improvement, as the strategies we have put in place to build our sunglass business are working well.  As for the Cross Accessory Division, the business continued to be affected primarily by the economic problems in Europe.  For the first six months, the Division’s revenue was off 6% with the Americas and Asia growing, and business in Europe significantly declining.  We expect this performance to improve, as we move into the peak season for our writing instrument business.”

Stock Repurchase
In the second quarter, the Company repurchased $0.9 million of its Class A common stock.  Year-to-date, the Company has repurchased $1.5 million of its Class A common stock.

Guidance
The Company is reiterating its 2012 earnings per share guidance of $0.70 to $0.75 per share.

Conference Call
The Company’s management will host a conference call today, July 25, 2012 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877.  The conference call will be webcast and can be accessed at www.cross.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

About A.T. Cross Company
Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories.  A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle.  A.T. Cross products, including award-winning Cross-branded quality writing instruments, timepieces, business accessories and Costa and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected continued operating results for COG and CAD during the second half of 2012 and the expected overall results for A.T. Cross).  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to the potential effect of both domestic and international economic issues, particularly in Europe, on consumer confidence, as well as consumer preferences and consumers’ willingness to purchase discretionary items, and are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of July 25, 2012.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Net sales	$48,807	$47,768	$90,753	$87,550
Cost of goods sold	20,993	20,371	39,369	36,988
Gross Profit	27,814	27,397	51,384	50,562
Selling, general and administrative expenses	19,354	19,721	37,829	38,673
Service and distribution costs	2,167	2,116	4,215	3,695
Research and development expenses	716	707	1,376	1,278
Operating Income	5,577	4,853	7,964	6,916
Interest and other expense	(279)	(163)	(411)	(353)
Income Before Income Taxes	5,298	4,690	7,553	6,563
Income tax provision	1,637	1,531	2,354	2,139
Net Income	$3,661	$3,159	$5,199	$4,424

Net Income per Share:
Basic	$ 0.30	$ 0.26	$ 0.42	$ 0.36
Diluted	$ 0.28	$ 0.24	$ 0.40	$ 0.34

Weighted Average Shares Outstanding:
Basic	12,397	12,191	12,343	12,153
Diluted	12,977	13,001	12,926	12,943

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
Segment Data: Cross Accessory Division
Net Sales	$21,321	$23,046	$43,250	$45,886
Operating Loss	(700)	(536)	(1,162)	(849)

Segment Data: Cross Optical Group
Net Sales	$27,486	$24,722	$47,503	$41,664
Operating Income	6,277	5,389	9,126	7,765

A.T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2012	July 2, 2011
Assets
Cash and cash equivalents	$22,615	$12,775
Short-term investments	99	604
Accounts receivable	32,271	30,051
Inventories	40,282	45,086
Deferred income taxes	4,161	4,450
Other current assets	7,554	6,515
Total Current Assets	106,982	99,481

Property, plant and equipment, net	12,909	14,258
Goodwill	15,279	15,279
Intangibles and other assets	11,295	12,099
Deferred income taxes	10,773	10,591

Total Assets	$157,238	$151,708

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$29,055	$27,420
Retirement plan obligations	2,452	2,401
Income taxes payable	1,313	2,266
Total Current Liabilities	32,820	32,087

Long-term debt	18,221	21,221
Retirement plan obligations	19,258	14,380
Deferred gain on sale of real estate	1,955	2,477
Other long-term liabilities	482	506
Accrued warranty costs	1,386	1,422
Shareholders' equity	83,116	79,615

Total Liabilities and Shareholders' Equity	$157,238	$151,708

For information at A. T. Cross contact:
Kevin F. Mahoney
Senior Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com